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Exhibit 99.1

AGREEMENT AND PLAN OF MERGER
AMONG
DHM HOLDING COMPANY, INC.,
DHM ACQUISITION COMPANY, INC.,
DAVID H. MURDOCK
AND
DOLE FOOD COMPANY, INC.
DATED AS OF DECEMBER 18, 2002

i

ii

SECTION 9.2	Entire Agreement; Assignment	24
SECTION 9.3	Validity	24
SECTION 9.4	Notices	24
SECTION 9.5	Governing Law	24
SECTION 9.6	Descriptive Headings	25
SECTION 9.7	Parties in Interest	25
SECTION 9.8	Counterparts	25
SECTION 9.9	Expenses	25
SECTION 9.10	Specific Performance	25

iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER dated as of December 18, 2002 ("Agreement") among DHM Acquisition Company, Inc., a Delaware corporation ("Purchaser"), whose sole stockholder is DHM Holding Company, Inc., a Delaware corporation ("Parent"), David H. Murdock, an individual ("Murdock"), and Dole Food Company, Inc., a Delaware corporation (the "Company").

R E C I T A L S

        A.    Murdock is presently the beneficial owner of shares of Common Stock of the Company (as defined below), including 13,086,847 that he intends to contribute, through Parent, to Purchaser (the "Parent Shares"), and holds options to purchase an additional 494,148 shares of Common Stock (the "Parent Options").

        B.    Parent desires to acquire beneficial ownership of the remaining equity interest in the Company, and has caused Purchaser to be formed to accomplish such purpose; Murdock will contribute the Parent Shares, through Parent, to Purchaser prior to the Merger (as hereinafter defined).

        C.    The respective Boards of Directors of Parent, Purchaser and the Company and the Special Committee appointed by the Board of Directors of the Company (the "Special Committee") have approved the merger of Purchaser with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock of the Company, without par value (the "Common Stock"), other than the Parent Shares (the shares of Common Stock other than the Parent Shares being the "Shares"), will be converted into the right to receive $33.50 per share in cash (the "Merger Consideration").

        D.    The Merger requires the approval (the "Disinterested Stockholder Approval") of the holders of a majority of the outstanding shares beneficially owned by stockholders other than Murdock, Parent, Purchaser and their respective affiliates (the "Disinterested Stockholders").

        NOW, THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
The Merger

        SECTION 1.1    The Merger.    Upon the terms and subject to the conditions hereof, and in accordance with the applicable provisions of the Delaware General Corporation Law, as amended (the "DGCL"), Purchaser shall be merged with and into the Company. The Company shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of Purchaser shall cease (Purchaser and the Company are sometimes referred to herein as the "Constituent Corporations").

        SECTION 1.2    Closing.    Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at 12:00 p.m. on the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at 10900 Wilshire Boulevard, Los Angeles, California 90024, unless another date, time or place is agreed to by the parties hereto.

        SECTION 1.3    Effective Time.    On the Closing Date, the Surviving Corporation shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the DGCL, with the Secretary of State of the State of Delaware (the "Secretary"), and the Merger shall become effective at such time as the Certificate of Merger is accepted for filing by the Secretary or at such other time as is specified in the Certificate of Merger to which Purchaser and the Company shall have agreed (the time the Merger becomes effective being the "Effective Time").

        SECTION 1.4    Effects of the Merger.    The Merger shall have the effects set forth in the DGCL, including, without limitation, that at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

        SECTION 1.5    Certificate of Incorporation; By-laws.

          (a)  The certificate of incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be "Dole Food Company, Inc." and, as so amended, until thereafter further amended as provided therein and under the DGCL, it shall be the certificate of incorporation of the Surviving Corporation following the Merger.

          (b)  The by-laws of Purchaser as in effect at the Effective Time shall be the by-laws of Surviving Corporation following the Merger until thereafter changed or amended as provided therein and under the DGCL.

        SECTION 1.6    Directors.    The directors of the Company at the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by law.

        SECTION 1.7    Officers.    The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, all such officers to hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by law.

        SECTION 1.8    Effect on Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Common Stock or any shares of capital stock of Purchaser:

          (a)    Common Stock of Purchaser.    Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation.

          (b)    Cancellation of Treasury Stock.    Each share of the Common Stock that is owned by the Company or by any Subsidiary of the Company (the "Treasury Shares") shall automatically be canceled and retired and shall cease to exist, and no cash or other treasury stock consideration shall be delivered or deliverable in exchange therefor. "Subsidiary" of any person means another person if the first person or a subsidiary thereof owns an amount of the voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of its Board of Directors (or other governing body) of such person or, if there are no such voting interests, if the first person or a subsidiary thereof owns 50% or more of the equity interests of such person.

          (c)    Conversion of the Common Stock.    Except as otherwise provided herein and subject to Section 3.1, each issued and outstanding share of the Common Stock, except for (i) shares owned by Parent, Purchaser or any affiliate of Parent or Purchaser (collectively, the "Excluded Shares") and (ii) the Treasury Shares, shall be converted into the right to receive in cash from the Surviving Corporation following the Merger the Merger Consideration without interest, upon surrender of the certificates formerly representing such shares pursuant to Section 3.2 or, if Section 3.1 applies, shall be converted into a right to receive the Dissenting Shares Amount (as hereinafter defined). The term "Merger Consideration" shall mean the per share amount in reference to the consideration designated on a per share basis, and otherwise shall refer to the aggregate consideration represented by the per share amount multiplied by the total number of Shares then outstanding.

          (d)    Cancellation and Retirement of Excluded Shares.    Each Excluded Share issued and outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (e)    Cancellation and Retirement of the Common Stock.    As of the Effective Time, all shares of the Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined)) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of the Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable thereto, without interest, upon surrender of such certificate in accordance with Section 3.2.

        SECTION 1.9    Further Assistance.    If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees are authorized to execute and deliver, in the name and on behalf of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger and otherwise to carry out the purpose of this Agreement.

        SECTION 1.10    Approval and Recommendation of the Board.    The Company hereby approves of and consents to the Merger and represents that the Board of Directors of the Company (hereafter, the "Company Board"), at a meeting duly called and held on December 18, 2002, unanimously, with Murdock abstaining, adopted resolutions, in accordance with the recommendation of the Special Committee, (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Disinterested Stockholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby and (iii) recommending that the stockholders of the Company vote in favor of the Merger, subject to the Company Board's right to withdraw, modify or amend such recommendation if the Company Board or Special Committee determines in good faith, after receipt of the advice of its outside counsel, that such action is necessary for the Company Board to comply with its fiduciary duties under applicable law. Goldman, Sachs & Co. (the "Committee Financial Advisor") has delivered to the Special Committee its opinion on December 18, 2002 to the effect that, as of such date, the Merger Consideration is fair to the Disinterested Stockholders from a financial point of view.

ARTICLE II
Proxy Statement and Schedule 13E-3; Stockholders' Meeting

        SECTION 2.1    Proxy Statement and Schedule 13E-3.

          (a)  As promptly as practicable after the execution of this Agreement, the Company, Murdock, Parent and Purchaser shall cooperate and promptly prepare and file with the Securities and Exchange Commission ("SEC") a proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement"), a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with respect to the Merger and any other filings made by or required to be made by the Company with the SEC other than the Proxy Statement and Schedule 13E-3 (the "Other Filings"), if any. The respective parties shall cause the Proxy Statement, the Schedule 13E-3 and any Other Filings to comply as to form in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), including Regulation 14A and Rule 13e-3, and any other applicable laws. The respective parties, after consultation with the other, will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement, the Schedule 13E-3 and any Other Filings. Each of Parent, Purchaser and the Company shall furnish to each other all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Proxy Statement, the Schedule 13E-3 and any Other Filings.

As promptly as practicable after the clearance of the Proxy Statement and the Schedule 13E-3 by the SEC, the Company shall mail the Proxy Statement to its stockholders (or, if the SEC chooses not to review the Proxy Statement and the Schedule 13E-3, within 10 days after the date that the SEC notifies the Company that it will not review the Proxy Statement). The Proxy Statement shall include the recommendation of the Company Board that adoption of the Merger Agreement by the Company's stockholders is advisable and that the Company Board has determined that the Merger is fair to, and in the best interests of, the Disinterested Stockholders, subject to the Company Board's right to withdraw, modify or amend such recommendation if the Company Board or Special Committee determines in good faith, after receipt of the advice of its outside counsel, that such action is necessary for the Company Board to comply with its fiduciary duties under applicable law.

        No amendment or supplement to the Proxy Statement, the Schedule 13E-3 or any Other Filings will be made by the Company without the approval of Parent. The Company will advise Parent or Purchaser, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

          (b)  Each of the parties agrees to use its best efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Proxy Statement, the Schedule 13E-3 and the Other Filings. Each party agrees promptly to supplement, update and correct any information provided by it for use in the Proxy Statement, the Schedule 13E-3 and the Other Filings to the extent that it is or shall have become incomplete, false or misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent or Purchaser or their respective officers and directors, should be discovered by Parent which should be set forth in an amendment to the Proxy Statement, the Schedule 13E-3 or Other Filings, Parent shall promptly inform the Company. If at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, any Other Filing or the Schedule 13E-3, the Company shall promptly inform Parent.

        SECTION 2.2    Stockholders' Meeting.    In accordance with the Company's certificate of incorporation and by-laws, the Company shall call and hold a meeting of its stockholders (the "Company Stockholders' Meeting") as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its best efforts to hold the Company Stockholders' Meeting as promptly as practicable after the date on which the Proxy Statement is cleared by the SEC.

        SECTION 2.3    Stockholder Lists.    In connection with the Merger, the Company shall furnish Parent and Purchaser with mailing labels containing the names and addresses of all record holders of shares of Common Stock and with security position listings of shares of Common Stock held in stock depositories, each as of a recent date, and of those persons becoming record holders subsequent to such date. The Company shall furnish Parent and Purchaser with all such additional information (including, but not limited to, updated lists of holders of shares of Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Parent and Purchaser or its agents may reasonably request in soliciting proxies and communicating the Merger to the record and beneficial owners of shares of Common Stock. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Proxy Statement and any other documents necessary to consummate the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, and shall use such information only in connection with the Merger. If this Agreement is terminated, Parent and Purchaser will deliver to the Company all copies of such information (and extracts and summaries thereof) then in its or its agent's or advisor's possession.

ARTICLE III
Dissenting Shares; Exchanges of Shares; Related Matters

        SECTION 3.1    Dissenting Shares.

          (a)  Notwithstanding anything in this Agreement to the contrary, Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with all of the relevant provisions of Section 262 of the DGCL or any successor provision ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses his or her right to appraisal in accordance with Section 262 of the DGCL. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Common Stock held by him, her or it in accordance with the provisions of Section 262 of the DGCL (the "Dissenting Shares Amount"), unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal in accordance with Section 262 of the DGCL, in which case such Common Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Common Stock pursuant to Section 3.2.

          (b)  (i) The Company shall give Parent prompt notice of any written demands for appraisal of any Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) Parent shall have the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal or agree to do any of the foregoing.

        SECTION 3.2    Payment for Shares.    Prior to the Effective Time, Parent shall (i) designate a bank or trust company to act as depositary in the Merger (the "Depositary") and Parent shall enter into an agreement with the Depositary pursuant to which, after the Effective Time, the Depositary will distribute the Merger Consideration on a timely basis and (ii) irrevocably deposit or cause to be deposited with the Depositary the amounts required with respect to the conversion of shares of Common Stock at the Effective Time pursuant to Section 1.8(c) hereof as share certificates are surrendered.

          (a)  As soon as practicable after the Effective Time, the Depositary shall be instructed to mail to each record holder (other than Murdock, Parent, Purchaser and their respective affiliates and any Subsidiary of the Company or any holder claiming the right to dissent) of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates") a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss shall pass, only upon proper delivery of the Certificates to the Depositary) and instructions for its use in effecting the surrender of the Certificates in exchange for the Merger Consideration in customary form to be agreed to by Parent and the Company prior thereto. Upon surrender to the Depositary of a Certificate, together with a letter of transmittal duly executed and completed in accordance with the instructions thereon, the holder of such Certificate shall be entitled to receive in exchange consideration equal to the number of shares of Common Stock represented by such Certificate multiplied by the Merger Consideration and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration. If the Merger Consideration is to be distributed to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of such distribution that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer (including signature guarantees if required by Parent) and that the person requesting such distribution shall pay any transfer or other taxes required by reason of such distribution to a person other than the registered holder of the Certificate surrendered or, in the alternative, establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. After 12 months following the Effective Time, the Surviving Corporation may require the Depositary to deliver to it any cash (including any interest received with respect thereto) that it has made available to the Depositary and that has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look at the Surviving Corporation only as general creditors with respect to the cash payable upon due surrender of their Certificates. The Surviving Corporation shall pay all charges and expenses, including those of the Depositary, in connection with the distribution of the Merger Consideration. Until surrendered in accordance with the provision of this Section 3.2, each Certificate (other than Certificates representing shares of Common Stock held by Murdock, Parent, Purchaser and their respective affiliates, any Subsidiary of the Company or any holder claiming a right to dissent) shall represent for all purposes the right to receive consideration equal to the Merger Consideration multiplied by the number of shares of Common Stock evidenced by such Certificate. From and after the Effective Time, holders of Certificates immediately prior to the Merger shall have no right to vote or to receive any dividends or other distributions with respect to any shares of Common Stock that were represented by such Certificates, other than any dividends or other distributions payable to holders of record as of a date prior to the Effective Time, and shall have no other rights in respect thereof other than as provided herein or by law.

          (b)  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, which are not Certificates in respect of (i) shares of Common Stock held by Murdock, Parent, Purchaser and their respective affiliates, (ii) shares of Common Stock held by any Subsidiary of the Company or (iii) Dissenting Shares, the rights to which have been perfected and not withdrawn or lost under the DGCL, they shall be cancelled and exchanged for Merger Consideration as provided in this Article III.

        SECTION 3.3    Treatment of Stock Options.    At the earlier to occur of (i) the Effective Time or (ii) the date on which the shares of Common Stock of the Company are not listed on either the New York Stock Exchange (the "NYSE") or the National Market System of the Nasdaq Stock Market (or any successor to such entities), each holder of a then outstanding option (whether or not currently exercisable) to purchase shares of Common Stock, other than Parent Options (the "Company Options"), whether or not vested, shall be entitled to receive, and shall receive from the Surviving Corporation, in settlement thereof and net of applicable withholding taxes, cash in an amount equal to the product of (i) the Merger Consideration minus the applicable exercise price per share of such option multiplied by (ii) the number of shares of Common Stock that such option may purchase upon exercise. If and to the extent required by, or deemed necessary or desirable under, the terms of the plans governing such options or the option granted thereunder, the Company shall use its best efforts to obtain the consent of each holder of outstanding options to the foregoing treatment of such options.

ARTICLE IV
Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule attached hereto (with respect to which any particular reference to a section of this Agreement shall be deemed to be disclosed under all other articles and sections of this Agreement to which it is readily apparent from the text that such disclosure is relevant to such other articles and sections), the Company represents and warrants to the Parent and the Purchaser as follows:

        SECTION 4.1    Corporate Existence and Power.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect or except as disclosed on Section 4.1 of the Company Disclosure Schedule. The Company has heretofore made available to the Parent true and complete copies of the Company's certificate of incorporation and by-laws as currently in effect.

As used herein, the term "Company Material Adverse Effect" shall mean any adverse change, effect, event, occurrence or state of facts (a) affecting the financial condition, business, assets, properties, operations or results of operations of the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole, or (b) which would prevent or materially impair the Company from consummating the Merger, which has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts, excluding in each case (i) any change, effect, event, occurrence or state of facts resulting from general changes in economic and financial market conditions, (ii) changes in conditions (including as a result of changes in laws, including without limitation, common law, tariffs, export and import laws, rules and regulations or the interpretations thereof and as a result of weather conditions) generally applicable to the fresh produce, packaged foods or fresh-cut flowers industries that are not unique to the Company and its Subsidiaries, (iii) changes resulting from the announcement of the transactions described in this Agreement or the identity of the Parent or the Purchaser or from the performance of this Agreement and compliance with the covenants set forth herein and (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger.

        SECTION 4.2    Corporate Authorization; Approvals.    The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the requisite holders of the issued and outstanding Common Stock with respect to the Merger, as required by applicable law, to consummate the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and, except for the Company Stockholder Approval (as defined in Section 4.16 below), no other corporate action on the part of the Company is necessary to authorize the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Murdock, Parent and the Purchaser, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

        SECTION 4.3    Governmental Authorization.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger require no action by or in respect of, or filing with, any federal, state or local governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (each, a "Governmental Entity"), other than (a) the filing of (i) the Certificate of Merger in accordance with the DGCL and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any Company Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and foreign antitrust authorities, (c) compliance with any applicable requirements of the NYSE; (d) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Exchange Act; (e) such as may be required under any applicable state securities or blue sky laws or state takeover laws; and (f) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have a Company Material Adverse Effect (the filings and authorizations referred to in clauses (a) through (f) being referred to collectively as the "Company Required Governmental Consents").

        SECTION 4.4    Non-Contravention.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger do not and will not (a) contravene or conflict with the Company's certificate of incorporation or by-laws, (b) assuming that all of the Company Required Governmental Consents are obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Company Subsidiary (except that no representation or warranty is made with respect to any antitrust statute, regulation, rule or other such restriction), (c) constitute a default under or give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any right or obligation of the Company or any Company Subsidiary or to a loss of any benefit or status to which the Company or any Company Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Company Subsidiary (other than the Company Options) or any license, franchise, permit or other similar authorization held by the Company or any Company Subsidiary or (d) result in the creation or imposition of any Lien (as defined below) on any asset of the Company or any Company Subsidiary, other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate, have a Company Material Adverse Effect or as disclosed on Section 4.4 of the Company Disclosure Schedule.

As used in this Agreement, "Lien" means any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind; provided, however, that the term "Lien" shall not include (i) liens for water and sewer charges and current taxes, assessments and other governmental levies, fees or charges not yet due and payable or being contested in good faith, (ii) landlords', mechanics', carriers', workers', repairers', materialmen's, warehousemen's and similar liens, (iii) purchase money liens and liens securing rental payments under capital lease arrangements and (iv) liens or imperfections on property which do not materially detract from the value or the existing use of the property affected by such lien or imperfection.

        SECTION 4.5    Capitalization.

          (a)  The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock, without par value, and 30,000,000 shares of preferred stock, without par value (the "Preferred Stock"). There were, as of the close of business on November 30, 2002, (i) 56,175,750 shares of Common Stock issued and outstanding, (ii) no shares of Preferred Stock issued and outstanding and (iii) no shares of Common Stock held in the treasury of the Company. As of November 30, 2002, there were 4,087,357 shares of Common Stock reserved for issuance upon exercise of outstanding Company Options. All outstanding shares of the capital stock of the Company are, and all shares which may be issued pursuant to the exercise of the Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's certificate of incorporation, the Company's by-laws or any contract to which the Company is a party or otherwise bound.

          (b)  As of the date hereof, except as described in Section 4.5(a) herein, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. Except as disclosed on Section 4.5(b) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Common Stock or other capital stock of the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or other entity, other than loans to Subsidiaries in the ordinary course of business.

        SECTION 4.6    Subsidiaries.

          (a)  Except as disclosed on Section 4.6(a) of the Company Disclosure Schedule, no Subsidiary of the Company is a Subsidiary that constitutes a "significant subsidiary" of the Company within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act. Section 4.6(a) of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company and their respective jurisdictions of incorporation or organization. Except as set forth on Section 4.6(a) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of the Company, are owned by the Company, directly or indirectly.

          (b)  Each Company Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its state or country of organization, and has all powers required to carry on its business as now conducted, except where the failure to be so organized or in such existence or standing or have such powers, individually or in the aggregate, would not have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

          (c)  All of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of the Company have been duly authorized and validly issued and all of the outstanding shares of capital stock of each Subsidiary that is a corporation are fully paid and nonassessable. All of the outstanding capital stock or other ownership interest, which is owned, directly or indirectly, by the Company in each of its Subsidiaries is owned free and clear of any Lien and, with respect to corporate Subsidiaries, free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interest (other than any of such under the Securities Act or any state or foreign securities laws) (provided that restrictions on these rights with respect to non-corporate subsidiaries would not have a Company Material Adverse Effect). Except as set forth in Section 4.6(c) of the Company Disclosure Schedule, there are no outstanding (i) securities of the Company or any of the Company Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of the Company Subsidiaries, (ii) options, warrants or other rights to acquire from the Company or any of the Company Subsidiaries, or obligations of the Company or any of the Company Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of the Company Subsidiaries or (iii) obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of the Company Subsidiaries or any capital stock of, or other ownership interests in, any of the Company Subsidiaries. Except as disclosed in Section 4.6(c) of the Company Disclosure Schedule, there are no other persons in which the Company owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

        SECTION 4.7    Past SEC Documents.    The Company has filed, in a timely manner, all reports, filings, registration statements and other documents required to be filed by it with the SEC after January 1, 1999 and prior to the date of this Agreement (collectively, the "Past SEC Documents"). As of its filing date or as amended or supplemented prior to the date hereof, each Past SEC Document complied in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be. No Past SEC Document, as of its filing date or effective date, as appropriate, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        SECTION 4.8    Financial Statements; Liabilities.

          (a)  The audited consolidated financial statements of the Company included in the Company annual report on Form 10-K for its fiscal year ended December 29, 2001 (the "Company 10-K") fairly present in all material respects, in accordance with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in conformity with United States generally accepted accounting principles, consistently applied ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the respective periods then ended.

          (b)  There are no liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether known or unknown, asserted or unasserted, accrued, contingent, absolute, determined, determinable or otherwise, in each case, other than:

            (i)    liabilities or obligations disclosed or provided for in the Company's consolidated balance sheet as of December 29, 2001 included in the Company 10-K (including the notes thereto, the "Company Balance Sheet");

            (ii)  liabilities or obligations existing as of December 29, 2001 and not required to be disclosed or provided for in the Company Balance Sheet;

            (iii)  liabilities or obligations under this Agreement or incurred in connection with the Merger;

            (iv)  since December 29, 2001, obligations of the Company to comply with all applicable laws;

            (v)  since December 29, 2001, ordinary course obligations of the Company and its Subsidiaries under the agreements, contracts, leases and licenses to which they are a party;

            (vi)  other liabilities or obligations incurred since December 29, 2001 which are disclosed or provided for in the Past SEC Documents; and

            (vii) other liabilities or obligations incurred since December 29, 2001 which are not required by applicable law to be disclosed or provided for in the Past SEC Documents and which, individually or in the aggregate, would not have a Material Adverse Effect.

        SECTION 4.9    Disclosure Statements.    (a) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time and (b) the Schedule 13E-3 and any Other Filings or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof, in each case, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.9 will not apply to statements or omissions included in the Proxy Statement, Schedule 13E-3 or any Other Filings based upon information furnished in writing to the Company by or on behalf of Murdock, Parent or Purchaser.

        SECTION 4.10    Absence of Certain Changes.    Since December 29, 2001, except as otherwise expressly contemplated by this Agreement, as set forth on Section 4.10 of the Company Disclosure Schedule or as disclosed or provided for in the Past SEC Documents, the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any damage, destruction or other casualty loss (whether or not covered by insurance) or any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, would have a Company Material Adverse Effect. Since December 29, 2001, to the Company's Knowledge, neither the Company nor any Company Subsidiary has taken any action other than in the ordinary course of business which, if taken after the date hereof, would constitute a breach of any provision set forth in Section 6.1 hereof, except as disclosed or provided for in the Past SEC Documents or provided on Section 4.10 of the Company Disclosure Schedule.

As used in this Agreement, the term "Knowledge" when referring to the Company means the actual knowledge of Lawrence A. Kern, C. Michael Carter and Richard Dahl.

        SECTION 4.11    Litigation.    As of the date of this Agreement except as disclosed or provided for in the Past SEC Documents or Section 4.11 of the Company Disclosure Schedule, (a) there are no, and to the Knowledge of the Company there are no threatened, actions, suits, claims, litigation or other governmental or judicial proceedings or investigations or arbitrations ("Proceedings") against the Company, its Subsidiaries or any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company's or any Company Subsidiary's current or former directors or officers (in their capacity as such) or any other person whom the Company or any Subsidiary has agreed to indemnify (that would give rise to the obligation of the Company to indemnify such person); and (b) there are no outstanding orders, judgments, injunctions, awards or decrees of any

Governmental Entity ("Orders") against the Company, its Subsidiaries, any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors (in their capacity as such) or officers or any other person whom the Company or any Subsidiary has agreed to indemnify (that would give rise to the obligation of the Company to indemnify such person), except where such Proceedings or Orders, individually or in the aggregate, would not have a Company Material Adverse Effect.

        SECTION 4.12    Taxes.

          (a)  As used herein, (i) the terms "Tax" or "Taxes" mean any and all taxes, fees, levies, duties, tariffs, imposts, assessments and other charges of any kind imposed by any Taxing Authority, including, but not limited to, any and all federal, state, provincial, local or foreign income, gross receipts, windfall or excess profit, employment, franchise, severance, sales, use, value added, license, customs, stamp, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; (ii) the term "Taxing Authority" means any Governmental Entity responsible for the imposition or collection of any Taxes; and (iii) the term "Tax Returns" means any and all federal, state, provincial, local or foreign returns, reports, elections, claims for refund filings, information returns, statements or declarations (including any amendments thereto) relating to Taxes filed or required to be filed with any Taxing Authority.

          (b)  Except as disclosed in Section 4.12(b) of the Company Disclosure Schedule, and except where the failure to take such actions would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to all taxable years which are not closed by the applicable statute of limitations: (i) all Tax Returns required to be filed with any Taxing Authority by or with respect to the Company and the Company Subsidiaries through the Closing (the "Company Returns") have been or will be filed in accordance with all applicable laws; (ii) the Company and the Company Subsidiaries have timely paid, or provided adequate reserves in the consolidated balance sheet of the Company included in the Company's quarterly report on Form 10-Q for its fiscal quarter ended October 5, 2002 (the "October Balance Sheet"), for all Taxes due with respect to the periods covered by the Company Returns that have been so filed; (iii) the Company and the Company Subsidiaries have paid or will pay when due all estimated Taxes and other Taxes due before or at Closing; (iv) to the Company's Knowledge, the Company Returns are not subject to examination currently by any Taxing Authority and no written notice has been received by the Company or any Company Subsidiary with respect to any actual or threatened audit or examination of any Company Return; (v) all deficiencies asserted or assessments made as a result of the examination of the Company Returns have been paid in full or are being contested in good faith; (vi) no waivers of the statutes of limitation have been given with respect to any Taxes of the Company or the Company Subsidiaries; (vii) all Taxes that the Company and the Company Subsidiaries have been required to collect or withhold have been duly collected or withheld and have been or will be duly paid to the proper Taxing Authority when due, or adequate reserves have been established on the October Balance Sheet for such Taxes; (viii) none of the Company or any Company Subsidiary has made, requested or agreed to make, nor is required to make, any adjustment under Section 481(a) of the United States Internal Revenue Code by reason of a change in accounting method or otherwise for any taxable year; and (ix) there are no material elections with respect to Taxes affecting either the Company or any Company Subsidiary that constitutes a "significant subsidiary" of the Company within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

        SECTION 4.13    Compliance with Laws; Licenses, Permits and Registrations.

          (a)  Neither the Company nor any Company Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees (including, without limitation, any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees relating to pollution, protection of human health, safety or the environment (collectively, "Environmental Laws")), except for any such violations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

          (b)  Each of the Company and the Company Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws (including, without limitation, under any Environmental Law), and from all Governmental Entities required by the Company and the Company Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not have a Company Material Adverse Effect.

        SECTION 4.14    Contracts.    Each material lease, license, contract, agreement or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties may be bound is valid, binding and enforceable and in full force and effect with respect to the Company or its Subsidiaries and, to the Knowledge of the Company, with respect to the other parties thereto, except where the failure thereof would not have a Company Material Adverse Effect, and there are no existing defaults thereunder with respect to the Company or any of its Subsidiaries or, to the Company's Knowledge, the other parties thereto, except for those defaults that would not have a Company Material Adverse Effect. Other than any agreement among only the Company and one or more of its wholly-owned Subsidiaries or as disclosed on Section 4.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement that materially limits the ability of the Company or any of its Subsidiaries to compete in or conduct any material line of its business or compete with any person or in any geographic area or during any period of time.

        SECTION 4.15    Intellectual Property.

          (a)  The Company and its Subsidiaries own or have the right to use all Company Intellectual Property necessary to carry on their respective businesses as currently conducted, except where, individually or in the aggregate, such failure would not have a Company Material Adverse Effect. As used in this Agreement, "Company Intellectual Property" means all United States and foreign trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature (together with goodwill, registrations and applications relating to the foregoing) related to the Dole name and trademark.

          (b)  Except as disclosed on Schedule 4.15(b) of the Company Disclosure Schedule, all of the issued or registered material Company Intellectual Property owned by the Company is held of record in the name of the Company or the applicable Subsidiary free and clear of all Liens, except any that would not individually have a Company Material Adverse Effect, and is not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity, except any such proceedings which if determined adversely to the Company would not have a Company Material Adverse Effect.

        SECTION 4.16    Required Vote; Board Approval.    The affirmative vote of the holders of a majority of the issued and outstanding Common Stock (the "Company Stockholder Approval") is the only vote of any class or series of capital stock of the Company required by law, rule or regulation or the certificate of incorporation or the by-laws of the Company to approve this Agreement and the Merger.

        SECTION 4.17    Finders' Fees; Opinion of Committee Financial Advisor.

          (a)  Except for the Committee Financial Advisor, no investment banker, broker, finder or other such intermediary has been retained by, or is authorized to act on behalf of, the Company or any Company Subsidiary or is entitled to any fee or commission from the Company or any of its Subsidiaries upon consummation of the Merger.

          (b)  The Special Committee has received the opinion of the Committee Financial Advisor, dated as of the date hereof, to the effect that, as of such date, the Merger Consideration is fair to the Disinterested Stockholders from a financial point of view.

        SECTION 4.18    Section 203 of the DGCL.    The Company has taken all actions necessary to render inapplicable Section 203 of the DGCL to the Parent and the Purchaser's acquisition of beneficial ownership of Common Stock pursuant to the Merger or to the execution, delivery or performance of this Agreement. To the Knowledge of the Company, other than Section 203 of the DGCL, no state takeover or similar statute or regulation in any jurisdiction in which the Company does business applies or purports to apply to the Merger or this Agreement.

ARTICLE V
Representations and Warranties of Parent, Purchaser and Murdock

The Parent, the Purchaser and Murdock represent and warrant to the Company as follows:

        SECTION 5.1    Corporate Existence and Power.    Each of the Parent and the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Each of the Parent and the Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Parent Material Adverse Effect. The Parent has heretofore made available to the Company true and complete copies of the Parent's and the Purchaser's certificate of incorporation and by-laws as currently in effect. Since the date of its incorporation, the Purchaser has not engaged in any activities other than in connection with or as contemplated by this Agreement.

As used herein, the term "Parent Material Adverse Effect" shall mean any adverse change, effect, event, occurrence or state of facts resulting in a material adverse change in the ability of Parent to consummate the Merger and other transactions contemplated by this Agreement, which has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts.

        SECTION 5.2    Corporate Authorization; Approvals.    Parent and the Purchaser each have the requisite corporate power and authority to execute and deliver this agreement and consummate the Merger. The execution, delivery and performance by the Parent and the Purchaser of this Agreement and the consummation by the Parent and the Purchaser of the Merger have been duly authorized by all necessary corporate action and no other corporate action on the part of Parent or the Purchaser is necessary to authorize the consummation of the Merger. This Agreement has been duly and validly executed and delivered by Parent, the Purchaser and Murdock and, assuming that this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of the Parent, the Purchaser and Murdock, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

        SECTION 5.3    Governmental Authorization.    The execution, delivery and performance by the Parent, the Purchaser and Murdock of this Agreement and the consummation by the Parent, the Purchaser and Murdock of the Merger requires no action by or in respect of, or filing with, any Governmental Entity, other than (a) those set forth in clauses (a) through (e) of Section 4.3 and (b) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have a Parent Material

Adverse Effect (the filings and authorizations referred to in clauses (a) and (b) being referred to collectively as the "Parent Required Governmental Consents").

        SECTION 5.4    Non-Contravention.    The execution, delivery and performance by the Parent and the Purchaser of this Agreement and the consummation by the Parent and the Purchaser of the Merger do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of the Parent or the certificate of incorporation or by-laws of the Purchaser, (b) assuming that all of the Parent Required Governmental Consents are obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Parent or any Parent Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any right or obligation of the Parent or any Parent Subsidiary or to a loss of any benefit or status to which the Parent or any Parent Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Parent or any Parent Subsidiary or any license, franchise, permit or other similar authorization held by the Parent or any Parent Subsidiary or (d) result in the creation or imposition of any Lien on any asset of the Parent or any Parent Subsidiary other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        SECTION 5.5    Information in Securities Filings.    All documents required to be filed by Murdock, Parent or the Purchaser with the SEC in connection with the Merger, and any information supplied by Murdock, Parent or the Purchaser for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 and any Other Filings, or any supplement or amendment to any such filings, will not, at the respective times when such are filed with the SEC and/or are first published, given or mailed to the Company's stockholders, as the case may be, and at the Effective Time, in each case, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 5.5 will not apply to statements or omissions included in any such filings based upon information furnished in writing by or on behalf of the Company.

        SECTION 5.6    Purchaser's Operations.    The Purchaser was formed solely for the purpose of engaging in the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger.

        SECTION 5.7    Vote Required.    No vote of the holders of any of the outstanding shares of capital stock or any other securities of the Parent is necessary to approve this Agreement or the Merger.

        SECTION 5.8    Finders' Fees.    Except for Deutsche Bank Securities Inc., whose fees will be paid by the Parent, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Parent or any of its affiliates upon consummation of the Merger.

        SECTION 5.9    Financing.    Purchaser has received, and previously provided to the Special Committee, fully executed commitment letters from Deutsche Bank Trust Company Americas, The Bank of Nova Scotia and Bank of America, N.A. (the "Lenders") dated December 18, 2002 providing for financing necessary to consummate the Merger (the "Transaction Financing") and describing the terms and conditions upon which such Lenders will arrange and provide such financing (the "Commitment Letters"). The Commitment Letters are in full force and effect on the date hereof and have not been amended or modified in any respect. There are no facts and circumstances known to Murdock, Parent, Purchaser or any of their respective affiliates that any of them believes is likely to (i) prevent the conditions described in the Commitment Letters from being satisfied, (ii) prevent Parent or Purchaser from receiving financing pursuant to the terms of the Commitment Letters or (iii) make any of the assumptions set forth in the Commitment Letters unreasonable. The Lenders have not advised Murdock, Parent, the Purchaser or any of their respective affiliates of any facts which cause them to believe the financings contemplated by the Commitment Letters will not be consummated substantially in accordance with the terms thereof. The aggregate proceeds of the financings contemplated by the Commitment Letters, when taken together with the funds provided by the Equity Financing (as defined below) and available cash of the Company and its Subsidiaries, are sufficient to pay the aggregate Merger Consideration, to pay the cash amounts payable to the Company optionholders pursuant to Section 3.3 herein, to effect all refinancings of existing indebtedness of the Company and its Subsidiaries required as a result of the Merger or as required by the Commitment Letters and to pay the anticipated fees and expenses related to the Merger (the "Required Cash Amount"). Affiliates of Parent and Purchaser have received commitment letters (the "Equity Commitment Letters"), copies of which have been provided to the Special Committee, providing for a portion of the funds required for the Merger (the "Equity Financing").

ARTICLE VI
Covenants

        SECTION 6.1    Conduct of Business of the Company.    Except as provided on Section 6.1 of the Company Disclosure Schedule, as otherwise expressly provided in this Agreement or except with the prior consent of Parent, which consent shall not be unreasonably withheld or delayed, from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, the Company will conduct its business in the ordinary course. Without limiting the foregoing, until the Effective Time or the earlier termination of this Agreement the Company will not, and will not permit any of its Subsidiaries to, without the prior consent of Parent, which consent shall not be unreasonably withheld or delayed:

          (a)  declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a Company Subsidiary to its parent in accordance with applicable law and other than regular quarterly dividends declared in the ordinary course of business consistent with past practice;

          (b)  split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (c)  purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for the cash-out of Company Stock Options outstanding on the date of this Agreement;

          (d)  authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) other than the issuance of shares upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms and the issuance of shares pursuant to the Company's Long-Term Incentive Plan as in existence as of the date hereof pursuant to commitments or awards already made;

          (e)  amend its certificates or articles of incorporation, by-laws or other comparable charter or organizational documents;

          (f)    subject to the provisions of this Agreement and except as described herein, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization which would be material to the Company and its Subsidiaries, taken as a whole;

          (g)  incur any indebtedness for borrowed money or guarantee any such indebtedness of another person in an amount in excess of $5,000,000, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under current credit facilities, loans (including, without limitation, grower loans or advances) and for lease obligations, in each case incurred in the ordinary course of business consistent with past practice;

          (h)  make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any Company Subsidiary in an amount exceeding $5,000,000, except for loans (including, without limitation, grower loans or advances) made in the ordinary course of business consistent with past practices;

          (i)    adopt resolutions providing for or authorizing a liquidation or a dissolution, except as part of a Transaction Proposal, as defined below; or

          (j)    authorize any of, or commit or agree to take any of, the foregoing actions.

        SECTION 6.2    Indemnification; Insurance.    At all times following the Merger, the Surviving Corporation shall indemnify all present and former directors or officers of the Company and its Subsidiaries ("Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, penalties or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law, to the extent such Costs have not been paid for by insurance and shall, in connection with defending against any action for which indemnification is available hereunder, promptly reimburse such Indemnified Parties from time to time upon receipt of sufficient supporting documentation, for any reasonable costs and expenses reasonably incurred by such Indemnified Parties; provided that such reimbursement shall be conditioned upon such Indemnified Parties' agreement promptly to return such amounts if a court of competent jurisdiction shall ultimately determine that indemnification of such Indemnified Parties is prohibited by applicable law. The foregoing rights shall be in addition to any rights to which any Indemnified Party may be entitled by reason of the by-laws or certificate of incorporation of the Company or any of its Subsidiaries, any contract and/or any applicable law. Surviving Corporation will maintain for a period of not less than six years from the Effective Time Company's current D&O Insurance and indemnification policy (or a policy providing substantially similar coverage) (the "D&O Insurance") for all persons who are directors and officers of the Company and its Subsidiaries covered by the Company's D&O Insurance as of the Effective Time; provided that Surviving Corporation shall not be required to spend as an annual premium for such D&O Insurance an amount in excess of 300% of the annual premium paid for D&O Insurance in effect prior to the date of this Agreement; and provided further that Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such amount. The provisions of this Section are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        SECTION 6.3    Other Proposals.

          (a)  From and after the date of this Agreement until the termination of this Agreement, neither Company, any of its Subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Company or any of its Subsidiaries) (collectively, "Responsible Parties") will directly or indirectly initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal, or enter into or maintain or continue discussions or negotiate with any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity ("Person") in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any Responsible Party to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the Company Board or the Special Committee from, prior to the Company Stockholders' Meeting, but subject to compliance with Section 6.3(b): (i) furnishing information to or entering into discussions or negotiations with any Person that makes a bona fide Transaction Proposal which was not directly or indirectly solicited in violation of this Section 6.3 only to the extent that: (1) the Company Board or Special Committee, after consultation with its financial advisors and after receipt of advice from independent outside legal counsel, determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to shareholders under applicable law and (2) prior to taking such action Company provides prompt notice to Purchaser to the effect that it is furnishing such information to or entering into discussions or negotiations with such Person and receives from such Person an executed confidentiality agreement; (ii) failing to make or withdrawing or modifying its recommendation referred to in Section 1.10 if there exists a Transaction Proposal and the Company Board or Special Committee, after consultation with its financial advisors and after receipt of advice from independent outside legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to shareholders under applicable law in connection with such Transaction Proposal; or (iii) making to Company's shareholders any recommendation and related filing with the SEC as required by Rule 14e-2 and 14d-9 under the Exchange Act, with respect to any Transaction Proposal, or taking any other legally required action with respect to such Transaction Proposal (including, without limitation, the making of public disclosures as may be necessary or reasonably advisable under applicable securities laws) if the Company Board or the Special Committee, after consultation with their financial advisors and receipt of advice from independent outside legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to shareholders under applicable law. Consistent with the foregoing provisions of this Section 6.3, Company shall immediately cease and terminate any currently existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Person conducted heretofore by Company or any Responsible Parties with respect to the foregoing. Company agrees not to release any third party from, or waive any provisions of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, a Transaction Proposal. In the event of an exercise of Company's or the Board of Director's rights under clauses (i), (ii) or (iii) above and subject to compliance with this Section 6.3, notwithstanding anything contained in this Agreement to the contrary, such exercise of rights shall not constitute a breach of this Agreement by Company.

For purposes of this Agreement "Transaction Proposal" shall mean any of the following (other than the transactions between the Company, Purchaser and Parent contemplated by this Agreement) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) except in the ordinary course of business, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for, or the acquisition of (or right to acquire) "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13 (d) of the Exchange Act), of 20% or more of the outstanding shares of capital stock of Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing or recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries.

          (b)  Prior to the Company Board or Special Committee withdrawing or modifying its approval or recommendation of this Agreement or the Merger, or approving or recommending a Transaction Proposal, or entering into an agreement with respect to a Transaction Proposal, the Company shall provide Purchaser with a written notice (a "Notice of Transaction Proposal") advising Purchaser of the Transaction Proposal, specifying the material terms and conditions of such Transaction Proposal and identifying the person making such Transaction Proposal, and neither the Company nor any Subsidiary shall enter into an agreement with respect to a Transaction Proposal until 72 hours after the first Notice of Transaction Proposal with respect to a given third party was given to Purchaser.

        SECTION 6.4    Public Announcements.    Neither Purchaser or Parent, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the Merger, without the other party's prior consent, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with, or rule of, NYSE and, in any event, to the extent practicable, Parent, Purchaser and the Company will consult with each other before issuing, and provide each other with the opportunity to review and comment upon, any such press release or other public statements with respect to the Merger. The parties agree that the initial press release or releases to be issued with respect to the Merger shall be mutually agreed upon prior to the issuance thereof.

        SECTION 6.5    Employee Benefits.    Purchaser and Parent agree that, for a period of 12 months following the Effective Time of the Merger, the Surviving Corporation shall maintain employee benefits plans and arrangements (directly or in conjunction with Parent or Purchaser) which, in the aggregate, will provide a level of benefits to continuing employees of the Company and its Subsidiaries substantially comparable to those provided to similarly situated employees as in effect immediately prior to the Effective Time of the Merger (other than discretionary benefits); provided, that Purchaser may cause modifications to be made to such benefit plans and arrangements to the minimum extent necessary to comply with applicable law. Nothing in this Section 6.5 shall prohibit the Company or the Surviving Corporation from terminating the employment of any employee at any time with or without cause (subject to, and in accordance with, the terms of any existing employment or other agreements).

        SECTION 6.6    Financing.

          (a)  Murdock agrees to use, and to cause Parent and Purchaser to use, best efforts to complete the transactions contemplated by the Commitment Letters and the Equity Commitment Letters.

          (b)  Without limiting the generality of the foregoing, in the event that at any time funds are not or have not been made available pursuant to the Commitment Letters so as to enable Purchaser to proceed with the Closing in a timely manner, each of Murdock, Parent and Purchaser shall (i) use his or its best efforts to obtain alternative funding in an amount at least equal to the Required Cash Amount on terms and conditions substantially comparable to those provided in the Commitment Letters or the Equity Commitment Letters, as applicable, or otherwise on terms reasonably acceptable to Murdock, Parent and Purchaser and (ii) shall continue to use his or its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

          (c)  Following the date hereof, any amendment, modification, termination or cancellation of any of the Transaction Financing or Equity Financing, or any information which becomes known to Murdock, Parent, Purchaser or their respective affiliates which makes it unlikely that the Transaction Financing or Equity Financing will be obtained on the terms set forth in the Commitment Letters or the Equity Commitment Letters, shall be promptly disclosed to the Special Committee. None of Murdock, Parent or Purchaser or any of their respective affiliates will knowingly attempt, directly or indirectly, to induce or encourage the Lenders or other entities not to fund any of the financing provided for in the Commitment Letters or Equity Commitment Letters.

          (d)  Subject to completion of the transactions contemplated by the Equity Commitment Letters, Murdock agrees to provide, or cause one of his affiliates to provide the Equity Financing.

        SECTION 6.7    Cooperation with Financing Efforts.    The Company agrees to provide, and will cause each of its Subsidiaries and their respective officers, employees and advisors to provide, reasonable cooperation in connection with the arrangement of any financing in respect of the transactions contemplated by this Agreement, including, without limitation, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents, including comfort letters of accountants, legal opinions and real estate title documentation as may reasonably be requested by Murdock, Parent or Purchaser.

ARTICLE VII
Conditions to Consummation of the Merger

        SECTION 7.1    Conditions to Each Party's Obligation.    The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a)  The Disinterested Stockholder Approval shall have been obtained (the "Disinterested Stockholder Approval Condition"); provided that, without the express written consent of the Special Committee, none of the Company, Murdock, Purchaser nor Parent may waive the Disinterested Stockholder Approval Condition;

          (b)  No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the consummation of the Merger shall be in effect; and

          (c)  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

        SECTION 7.2    Condition to Murdock's, Purchaser's and Parent's Obligation.    The obligation of Murdock, Purchaser and Parent to effect the Merger is subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a)  The representations and warranties of the Company contained in this Agreement (i) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement and (ii) with respect to any representations or warranties not qualified by "Company Material Adverse

  Effect," unless the inaccuracies under such representations and warranties not so qualified, taken together in their entirety, do not in the aggregate result in a Company Material Adverse Effect;

          (b)  The Company shall not have failed to perform in all material respects the obligations required to be performed by it under the Agreement at or prior to the Closing Date, except for such failures to perform as have not had or would not have, individually or in the aggregate, a Company Material Adverse Effect or materially adversely affect the ability of the Company to consummate the Merger;

          (c)  The Transaction Financing, or alternative financing as provided in Section 6.6 of the Agreement, shall have been obtained by Murdock, Parent or Purchaser; provided that this condition shall be deemed satisfied (and Murdock, Parent and Purchaser shall be obligated to consummate the Merger) in the event that the Transaction Financing is not available because any of Murdock, Parent, Purchaser or any of their respective affiliates is in material breach of Sections 5.9 or 6.6 of this Agreement;

          (d)  There shall have occurred or taken place no adverse change, effect, event, occurrence or state of facts (a) affecting the financial condition, business, assets, properties, operations or results of operations of the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole, or (b) which would prevent or materially impair the Company from consummating the Merger, which has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts, excluding in each case (i) changes resulting from the announcement of the transactions described in this Agreement or the identity of the Parent or the Purchaser or from the performance of this Agreement and compliance with the covenants set forth herein and (ii) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger; and

          (e)  No statute, rule, regulation, judgment, order or injunction (collectively, "Orders") shall have been promulgated, enacted, entered, enforced or deemed applicable to the Merger by any state, Federal or foreign government or governmental, administrative or regulatory agency, authority or instrumentality or by any court, domestic or foreign, that would or is likely, directly or indirectly, to (i) require the divestiture by Parent or the Company or any of their respective Subsidiaries or Affiliates of all or any material (to the Company and its Subsidiaries taken as a whole) portion of the business, assets or property of any of them or any Shares or impose any material (to the Company and its Subsidiaries taken as a whole) limitation on the ability of any of them to conduct their business and own such assets, properties and Shares, in each case as a result of the Merger, (ii) impose any material limitations on the ability of Parent to hold or to exercise effectively all rights of ownership of the Shares, including the right to vote any Shares on all matters properly presented to the stockholders or (iii) impose any limitations on the ability of Parent effectively to control in any material respect the material business or operations of Parent, the Company, or any of its Subsidiaries, taken as a whole.

        SECTION 7.3    Condition to Company's Obligation.    The obligation of the Company to effect the Merger is subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a)  The representations and warranties of Murdock, Parent and Purchaser contained in this Agreement (i) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement and (ii) with respect to any representations or warranties not qualified by "Parent Material Adverse Effect," unless the inaccuracies under such representations and warranties not so qualified, taken together in their entirety, do not in the aggregate result in a Parent Material Adverse Effect;

          (b)  None of Murdock, Parent and Purchaser shall have failed to perform in all material respects the obligations required to be performed by him or it under the Agreement at or prior to the Closing Date, except for such failures to perform as have not had or would not have, individually or in the aggregate, a Parent Material Adverse Effect or materially adversely affect the ability of Murdock, Parent and Purchaser to consummate the Merger; and

          (c)  The Special Committee shall have received a solvency opinion, addressed to the Special Committee, rendered by an independent valuation firm, setting forth the conclusions that, after giving effect to the Merger and the incurrence of all the financings in connection therewith, the Company and its Subsidiaries taken as a whole, is not insolvent and will not be rendered insolvent by the indebtedness incurred in connection therewith, and will not be left with unreasonably small capital with which to engage in its businesses and will not have incurred debts beyond its or their ability to pay such debts as they mature.

ARTICLE VIII
Termination; Amendment; Waiver

        SECTION 8.1    Termination.    This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time:

          (a)  by mutual written consent of each of Purchaser and the Company; or

          (b)  by either Purchaser or the Company,

            (i)    if any court of competent jurisdiction in the United States or other United States or State governmental body shall have issued an order, decree or ruling or taken any other action restraining, or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

            (ii)  if the Merger shall not have occurred by April 30, 2003 (the "Outside Date"), unless the failure to consummate the Merger is the result of a material breach or failure to perform in any material respect of any covenant or other agreement contained in this Agreement by the party purporting to terminate this Agreement; or

          (c)  by the Company,

            (i)    substantially concurrently with its approval of a Transaction Proposal; provided that the Company has complied with all provisions of this Agreement, including the notice provisions herein, and that it pays the Expenses as provided by and defined in Section 9.9 hereof; or

            (ii)  in the event of a material breach or failure to perform in any material respect by Murdock, Parent or Purchaser of any covenant or other agreement contained in this Agreement or in the event of a material breach of any representation or warranty of Murdock, Parent or Purchaser in each case which cannot be or has not been cured within 15 days after the giving of written notice to Murdock, Parent or Purchaser, and, with respect to any representations or warranties not qualified by "Parent Material Adverse Effect," unless the inaccuracies under such representations and warranties not so qualified, taken as a whole in their entirety, do not in the aggregate result in a Parent Material Adverse Effect; or

          (d)  by Purchaser,

            (i)    if the Company (1) enters into a definitive agreement or agreement in principle with any Person with respect to a Transaction Proposal or (2) withdraws or adversely modifies its approval of or recommendation of the Merger following the public announcement of a Transaction Proposal; or

            (ii)  in the event of a material breach or failure to perform in any material respect by the Company of any covenant or other agreement contained in this Agreement or in the event of a material breach of any representation or warranty of the Company in each case which cannot be or has not been cured within 15 days after the giving of written notice to the Company, and, with respect to any representations or warranties not qualified by "Company Material Adverse Effect," unless the inaccuracies under such representations and warranties not so qualified, taken as a whole in their entirety, do not in the aggregate result in a Company Material Adverse Effect.

        SECTION 8.2    Effect of Termination.    In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall be void and have no effect, with no liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than as specified in the provisions of Section 9.9.

        SECTION 8.3    Amendment.    This Agreement may be amended by action taken by Parent, Purchaser and the Company at any time. The prior approval of a majority of the members of the Special Committee shall be required in connection with any amendment or modification by or on behalf of the Company. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties.

        SECTION 8.4    Extension; Waiver.    At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein, except as otherwise provided by law, as provided by Section 7.1(a) and except that the provisions of Section 6.2 hereof shall not be waived. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing on behalf of such party, and if such extension or waiver has been approved by a majority of the members of the Special Committee.

ARTICLE IX
Miscellaneous

        SECTION 9.1    Nonsurvival of Representations, Warranties and Agreements.

          (a)  None of the representations, warranties and agreements made herein shall survive beyond the Effective Time, except for the agreements set forth in Sections 3.1, 3.2, 6.2 and 6.5, and all such representations, warranties and agreements will be extinguished upon consummation of the Merger and none of the Company, Parent and Purchaser, nor any officer, director or employee or stockholder thereof shall be under any liability whatsoever with respect to any such representation, warranty or agreement after such time.

          (b)  Each of the parties is a sophisticated person or legal entity that was advised by knowledgeable counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that (i) no party has relied or will rely upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement or in the Company Disclosure Schedule and (ii) there are no representations or warranties by or on behalf of any party hereto or any of its respective affiliates or representatives other than those expressly set forth herein, which representations and warranties shall not survive the Effective Time.

          (c)  The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Company Material Adverse Effect.

        SECTION 9.2    Entire Agreement; Assignment.    This Agreement and the agreements specifically contemplated hereby or referenced herein (a) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided that Purchaser may assign its rights and obligations to any wholly owned, direct or indirect subsidiary of Parent, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

        SECTION 9.3    Validity.    The validity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

        SECTION 9.4    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or at such other addresses as shall be specified by the parties by like notice.

    (i)
    if to Murdock, Parent or Purchaser, to:

        DHM Acquisition Company, Inc.
        c/o Castle & Cooke, Inc.
        10900 Wilshire Boulevard
        Los Angeles, California 90024
        Attention: David H. Murdock

      with a copy to:

        Paul, Hastings, Janofsky & Walker LLP
        695 Town Center Drive, 17th Floor
        Costa Mesa, California 92626
        Attn: Peter J. Tennyson, Esq.

    (ii)
    if to the Company, to:

        Dole Food Company, Inc.
        One Dole Drive
        Westlake Village, California 91362
        Attention: C. Michael Carter, Esq.

      with a copy to:

        Gibson, Dunn & Crutcher LLP
        333 South Grand Avenue, 47th Floor
        Los Angeles, California 90071
        Attn: Andrew E. Bogen, Esq. and
        Peter Wardle, Esq.

        SECTION 9.5    Governing Law.    This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

        SECTION 9.6    Descriptive Headings.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        SECTION 9.7    Parties in Interest.    This Agreement shall be binding upon, and inure solely to the benefit of, each party hereto, and nothing in this Agreement, express of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as expressly provided in Sections 3.2, 3.3, 6.2 and 6.5 (which are intended to be for the benefit of the persons referred to therein and may be enforced by such persons).

        SECTION 9.8    Counterparts.    This Agreement may be executed by facsimile in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        SECTION 9.9    Expenses.

          (a)  If any person (other than Purchaser or any of its affiliates) shall have made, proposed, communicated or disclosed a Transaction Proposal in a manner which is or otherwise becomes public and this Agreement is terminated pursuant to Section 8.1(c)(i), then the Company shall, simultaneously with such termination of this Agreement, pay Purchaser in same day funds all reasonable documented out-of-pocket costs, fees and expenses of Parent, Purchaser and/or Murdock incurred on or after September 22, 2002, related to the Merger, this Agreement, the Transaction Financing and the transactions contemplated hereby and thereby (including, without limitation, printing fees, filing fees and reasonable fees and expenses of legal and financial advisors and all fees and expenses payable to any financing sources) (the "Expenses"). Further, if this Agreement is terminated pursuant to Section 8.1(d)(i) or (ii), then the Company shall, simultaneously with such termination of this Agreement, pay Purchaser in same day funds the Expenses. Notwithstanding the foregoing, in no event shall the Expenses paid pursuant to this Section 9.9 exceed $25,000,000.

          (b)  The Company agrees that the agreements contained in Section 9.9(a) above are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If the Company fails to promptly pay to Purchaser any of the amounts due under Section 9.9(a), the Company shall pay the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment thereof, together with interest on the amount of any unpaid Expenses at the annual rate of four percent above the publicly announced prime rate of Bank of America, N.A. (or, if lower, the maximum rate permitted by law) from the date such Expenses were required to be paid by the Company to the date of payment.

          (c)  Except as provided otherwise in paragraphs (a) and (b) above, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the Company shall pay all costs and expenses (i) in connection with printing and mailing the Proxy Statement and soliciting proxies and (ii) of obtaining any consents of any third party (other than fees paid pursuant to the HSR Act).

        SECTION 9.10    Specific Performance.    The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then any other party hereto seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

[Signature Page to Agreement and Plan of Merger follows.]

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

/s/ DAVID H. MURDOCK DAVID H. MURDOCK

DHM ACQUISITION COMPANY, INC.

By:	/s/ DAVID H. MURDOCK
Its:	Chief Executive Officer

By:	/s/ ROBERTA WIEMAN
Its:	Executive Vice President of Administration and Corporate Secretary

DHM HOLDING COMPANY, INC.

By:	/s/ DAVID H. MURDOCK
Its:	Chief Executive Officer

By:	/s/ ROBERTA WIEMAN
Its:	Executive Vice President of Administration and Corporate Secretary

DOLE FOOD COMPANY, INC.

By:	/s/ LAWRENCE A. KERN
Its:	President and Chief Operating Officer

By:
Its:

[Signature Page to Agreement and Plan of Merger]

QuickLinks

  Exhibit 99.1
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
R E C I T A L S
ARTICLE I The Merger
ARTICLE II Proxy Statement and Schedule 13E-3; Stockholders' Meeting
ARTICLE III Dissenting Shares; Exchanges of Shares; Related Matters
ARTICLE IV Representations and Warranties of the Company
ARTICLE V Representations and Warranties of Parent, Purchaser and Murdock
ARTICLE VI Covenants
ARTICLE VII Conditions to Consummation of the Merger
ARTICLE VIII Termination; Amendment; Waiver
ARTICLE IX Miscellaneous